Exhibit 99.1

    The Newhall Land and Farming Company 1995 Option/Award Plan.




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                THE NEWHALL LAND AND FARMING COMPANY
                       1995 OPTION/AWARD PLAN

                     EFFECTIVE JANUARY 18, 1995


                             ARTICLE ONE

                         GENERAL PROVISIONS

1.1  PURPOSE OF THE PLAN

     The Newhall Land and Farming Company 1995 Option/Award Plan ("Plan") is implemented as of January 18, 1995, to enable The Newhall Land and Farming Company (a California Limited Partnership) ("Partnership") to offer options, appreciation rights, restricted units and unit rights ("Awards") to key employees of the Partnership and any affiliates thereof as an incentive for them to remain in the service of the Partnership (or its affiliated entities). In addition, this Plan provides for automatic grants to non-employee members of the Board of Directors of the managing general partner or its managing general partner ("Board").

     The Plan will become effective and will supersede The Newhall Land and Farming Company Option, Appreciation Rights and Restricted Units Plan as amended and restated ("Prior Plan") on January 18, 1995. Awards granted under the Prior Plan will continue in accordance with the terms of the agreements evidencing such Awards and the Prior Plan. No further Awards will be granted under the Prior Plan.

1.2  ADMINISTRATION OF THE PLAN

     The Plan will be administered by a committee or committees (which term includes subcommittees) appointed by, and consisting
of three or more members of, the Board.   The composition of any
committee responsible for administration of the Plan for persons who are subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934 ("1934 Act") shall comply with the applicable requirements of Rule 16b-3 of the 1934 Act (or a successor provision) with respect to securities of the Partnership. The Board may delegate the responsibility for administration of the Plan with respect to designated classes of grantees to different committees, subject to such limitations as the Board deems appropriate. The members of a committee will serve for such term as the Board may determine, and are subject to removal by the Board at any time. Any committee appointed by the Board shall have full authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan and to adopt such rules and regulations as it may

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deem necessary.  Decisions of a committee made within the
discretionary authority delegated to it by the Board are final and binding on all persons who have an interest in the Plan. With respect to any matter, the term "Committee" refers to the committee that has been delegated authority with respect to such matter, or the Board if no Committee has been appointed.

1.3  DEPOSITARY UNITS

     A. Number of Depositary Units. The equity securities to be subject to Awards under the Plan shall be limited partnership interests in the Partnership represented by transferable depositary units. The aggregate number of depositary units that may be issued under the Plan will not exceed 600,000, subject to adjustment in accordance with the terms of the Plan.

     B. Expired Grants and Awards. If any outstanding Award under the Plan or the Prior Plan expires, is terminated, is cancelled or is forfeited for any reason before the full number of depositary units governed by the Award are issued, those remaining depositary units will not be charged against the limit in Paragraph A above and will become available for subsequent Awards under the Plan. Notwithstanding the foregoing, depositary units for which a cash payment is made in lieu of payment in depositary units as provided under this Plan and restricted units forfeited to or repurchased by the Partnership pursuant to its forfeiture and repurchase rights under this Plan will not be available for subsequent Awards under this Plan.

     C. Adjustments. If any change is made to the depositary units issuable under the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, depositary unit distribution, depositary unit split, combination of depositary units, exchange of depositary units, or other change in partnership or capital structure of the Partnership), or if the Partnership makes a distribution to holders of depositary units which results from the sale or disposition of a major asset or separate operating division of the Partnership, which would materially dilute the rights of Award holders', then, the Committee shall make appropriate adjustments to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and price per depositary unit in effect under each outstanding Award under the Plan and
(iii) the maximum number of depositary units issuable to one individual pursuant to Paragraph 1.3.D. The purpose of these adjustments will be to preclude the enlargement or dilution of rights and benefits under the Awards.

     D. Individual Limit. No individual may be granted options, appreciation rights, restricted units, unit rights or any combination thereof under the Plan covering or related to more than twenty-five percent (25%) of the number of depositary units initially authorized for issuance under the plan, plus twenty-five percent (25%) of any additional depositary units subsequently authorized for issuance under the Plan (subject, in each case, to adjustment as provided in Paragraph 1.3.C.).



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     E.   Restrictions.  Depositary units issued under the Plan
may be subject to such restrictions on transfer, repurchase rights, or other restrictions as shall be determined by the Committee.


                             ARTICLE TWO

                        DISCRETIONARY AWARDS

2.1  ELIGIBILITY

     Awards may be granted under this Article Two to those employees (including officers, whether or not they are directors) who provide services to the Partnership and its affiliated entities as the Committee from time to time selects. However, in no event shall an Award be made under this Article Two to an individual who is a non-employee Board member ("Independent Director").

2.2  OPTIONS

     A. Type and Term. Options granted pursuant to the Plan shall be authorized by the Committee and shall be either options intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), if and to the extent permissible under Code Section 422 ("Incentive Options"), or, nonstatutory options. The Committee has full authority to determine the time or times at which options become exercisable, and the maximum term for which options remain outstanding. However, no options shall have a maximum term in excess of ten
(10) years. Options will be evidenced by instruments in such form as the Committee may from time to time approve.

     B. Price. The option price per depositary unit will be not less than one hundred percent (100%) of the Fair Market Value of a depositary unit on the date of grant.

     C. Exercise and Payment. After any option which has been granted under the Plan becomes exercisable, it may be exercised by a written notice to the Partnership at any time before termination of the option. The option price will be immediately due upon exercise and shall be payable in the Committee's discretion, and subject to such restrictions as the Committee shall determine, in one or more of the following alternative forms:

          (1) in cash or cash equivalents made payable to the Partnership;

          (2)  in depositary units valued as of the Exercise Date
(as defined below) and held for the requisite period in order to avoid a charge to earnings;



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          (3)  through a sale and remittance procedure under
which the optionee delivers a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Partnership the amount of sale proceeds to pay the option price; or

          (4) such other lawful consideration as the Committee shall determine.

          For purposes of Subparagraph (2) immediately above, the "Exercise Date" is the date on which written notice of the exercise of the option is delivered to the Partnership. In all other cases, the Exercise Date is the date on which written notice and actual payment is received by the Partnership.

     D. Depositary Unit Holder Rights. An optionee will have no depositary unit holder rights with respect to any depositary units covered by an option before the optionee exercises the option and is issued depositary units for those exercised options.

     E. Separation from Service. The Committee will determine and set forth in each option whether the option will continue to be exercisable, and the terms of such exercise, on and after the date that an optionee ceases to be employed by or to provide services to the Partnership or an affiliate. The date of termination of an optionee's employment or services will be determined by the Committee, which determination will be final.

     F. Incentive Options. Options granted under the Plan which are intended to be Incentive Options are subject to the following additional terms and conditions:

          (1) Dollar Limitation. To the extent that the aggregate Fair Market Value of depositary units (determined as of the date or dates of grant) covered by options under the Plan (or any other plan of the Partnership or any parent or subsidiary or predecessor thereof) which were granted as Incentive Options, are exercisable for the first time by the optionee during any calendar year, exceeds the sum of $100,000 (or such greater amount as may be permitted under the Code), whether by reason of acceleration or otherwise, such options shall lose their Incentive Option designation and shall be "nonstatutory" options. Such options shall be taken into account in the order in which they were granted.

          (2) 10% Unitholder. If any employee to whom an Incentive Option is to be granted pursuant to the provisions of the Plan is on the date of grant the owner of depositary units (determined by application of the ownership attribution rules of Section 425(d) of the Code) possessing more than 10% of the total combined voting power of all classes of securities of his or her employer or of its parent or subsidiary then the following special provisions will apply to the option:



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               (i)  The option price per depositary units subject
to such Incentive Option may not be less than 110% of the Fair
Market Value of one depositary unit on the date of grant; and

               (ii) The option may not have a term in excess of five (5) years from the date of grant.

          (3) Eligible Employees. Individuals who are not employees of the Partnership or one of its parents or subsidiaries, or who are otherwise ineligible to receive an Incentive Option under Section 422 of the Code, may not be granted Incentive Options.

          (4) Parent and Subsidiary. For purposes of this Paragraph F., "parent" and "subsidiary" will have the meaning attributed to those terms as they are used in Section 422 of the Code (or a successor provision).

2.3  APPRECIATION RIGHTS

     Upon such terms, conditions and restrictions as the Committee shall determine in its discretion, an appreciation right shall consist of the right to receive an appreciation distribution in an amount equal to the difference between (i) the Fair Market Value of one depositary unit on the date of the exercise of the right and (ii) an amount not less than the Fair Market Value of one depositary unit on the date that the right is granted (or, in the case of an appreciation right granted in tandem with or in substitution for a previously granted option, an amount not less than the Fair Market Value of a depositary unit on the date that the option was granted). The appreciation distribution may be made in the form of depositary units, cash or a combination thereof. An appreciation right may provide for the payment, either currently or at the time of exercise, of distribution equivalents for the period the right is held before exercise, subject to such requirements and limits as the Committee may specify. Appreciation rights will be evidenced by instruments in such form as the Committee may from time to time approve. No appreciation right shall have a maximum term in excess of ten (10) years.

2.4  RESTRICTED UNITS

     Restricted units granted under the Plan consist of depositary units (together with cash distributions if so determined by the Committee), the retention and transfer of which is subject to such terms, conditions and restrictions (whether based on performance standards or periods of service or otherwise and including repurchase and/or forfeiture rights in favor of the Partnership) as the Committee shall determine in its discretion. The terms, conditions and restrictions to which restricted units are subject will be evidenced by such instruments as the Committee may from time to time approve and may vary from grant to grant. The Committee has the absolute discretion to determine whether any consideration (other than the services of the potential grantee) is


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to be received by the Partnership or its affiliates as a
condition precedent to the issuance of restricted units.

     The Committee may require a grantee to receive a portion of the total value, or the total value of the depositary units subject to restricted units in the form of a cash payment, subject to such terms, conditions and restrictions as the Committee may specify.

2.5  UNIT RIGHTS

     Unit rights granted under the Plan consist of the right, subject to such terms, conditions and restrictions as the Committee may determine (including, but not limited to performance standards), to receive a depositary unit. Unit rights will be evidenced by such instruments as the Committee may from time to time approve. The Committee has the absolute discretion to determine whether any consideration (other than the services of the potential grantee) is to be received by the Partnership as a condition precedent to the issuance of depositary units pursuant to unit rights. The terms, conditions and restrictions to which unit rights are subject may vary from grant to grant.

     The Committee may require a grantee to receive a portion of the total value, or the total value of the depositary units subject to unit rights in the form of a cash payment, subject to such terms, conditions and restrictions as the Committee may specify.

2.6  REPURCHASE RIGHTS

     The Committee may in its discretion determine that it shall be a term and condition of one or more Awards exercised under the Plan that the Partnership or its assigns will have the right, exercisable upon the grantee's separation from service with the Partnership and/or its affiliates, to repurchase any or all of the depositary units previously acquired by the grantee upon the exercise of that Award. Any such repurchase right will be exercisable on such terms and conditions (including the establishment of the appropriate vesting schedule and other provisions for the expiration of the repurchase right in one or more installments) as the Committee may specify in the instrument evidencing the right. The Committee will also have full power and authority to provide for the automatic termination of repurchase rights, in whole or in part, thereby accelerating the vesting of any or all of the purchased depositary units.

2.7  ADJUSTMENTS UPON CHANGES IN PARTNERSHIP STRUCTURE OR CONTROL

     A. Acceleration of Awards. In the event of a "Structural Transaction" or "Change in Control" (as defined below), the vesting of each Award will be automatically accelerated so that
(1) each option or appreciation right at the time outstanding under the Plan and not then otherwise fully vested shall become fully vested for up to the total number of depositary units purchasable or issuable thereunder and each option may be exercised for all or any portion of the depositary units for which the option is so

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accelerated (or surrendered for such payment in depositary units and/or cash as the appreciation right or unit right may provide) and (2) all depositary units and cash payments to which the grantee of a restricted unit is entitled under any restricted unit granted under this Plan shall be delivered to the grantee and all of the Partnership's rights to the return or repurchase of depositary units awarded pursuant to any restricted unit shall terminate.

     B. No Acceleration of Awards. In no event shall any such acceleration or termination of repurchase rights in connection with a Structural Transaction occur if and to the extent (i) such Award is, in connection with the Structural Transaction, either to be assumed by the successor entity or affiliate thereof or to be replaced with a comparable option, appreciation right, restricted unit or unit right to purchase or receive securities of the successor entity or affiliate thereof, (ii) such Award is to be replaced with a cash incentive program of the successor entity which preserves the depositary unit spread existing at the time of the Structural Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award or (iii) the acceleration of such Award is subject to other limitations imposed by the Committee at the time of the Award grant. The determination of Award comparability under clause (i) above shall be made by the Committee and its determination shall be final, binding and conclusive. Upon consummation of a Structural Transaction, all outstanding options, appreciation rights, restricted units and unit rights under the Plan shall, to the extent not previously exercised or paid in full or assumed by the successor entity or an affiliate, terminate.

     C. Cancellation of Awards. Notwithstanding the above, in the event of any Structural Transaction, the Committee shall have the discretion to cancel vested and outstanding options, vested restricted units, or vested unit rights for which depositary units have not been issued, in whole or in part, subject to such conditions as the Committee may determine, upon payment to (1) optionees with respect to each cancelled option, an amount in cash not less than the difference between (i) the fair market value (at the effective date of such Structural Transaction) of the consideration the optionee would have received if the option had been exercised immediately prior to the effective date of such Structural Transaction and (ii) the exercise price of such option, (2) holders of restricted units and unit rights, with respect to all cancelled restricted units and unit rights, an amount in cash equal to the fair market value of the depositary units (at the effective date of the Structural Transaction) subject to the restricted unit or unit right.

     D. Adjustment. If any change is made to the depositary units issuable under the Plan by reason of a Structural Transaction or a Change in Control that does not result in the termination of all outstanding options, appreciation rights and unit rights and all outstanding rights of the Partnership to the return or repurchase of depositary units awarded pursuant to restricted units pursuant to the provisions of this Paragraph 2.7.D., the Committee may adjust the maximum number of depositary units issuable

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under the Plan, the number of depositary units subject to Awards, and the option price, as provided in Paragraph 1.3.C.

     E. Structural Transaction. A "Structural Transaction" is any of the following transactions to which the Partnership is a party:

          (1) a merger or consolidation in which the Partnership is not the surviving entity,

          (2) any other merger or consolidation of the Partnership with any other entity, approved by the holders of the voting securities of the Partnership, other than a merger or consolidation which would result in the voting securities of the Partnership outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the total voting power represented by the voting securities of the Partnership or such surviving entity outstanding immediately after such merger or consolidation;

          (3) a sale, transfer or other disposition of all or substantially all of the Partnership's assets (in one transaction or a series of transactions); or

          (4) the complete liquidation or dissolution of the Partnership.

     F.   Change in Control.  A "Change in Control" occurs when:

          (1) Any "person" (as defined below), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Partnership or an entity owned directly or indirectly by the holders of depositary units of the Partnership in substantially the same proportions as their ownership of depositary units of the Partnership, becomes the "beneficial owner" (as defined below), directly or indirectly, of securities representing 25% or more of the total voting power represented by the Partnership's then outstanding voting securities, which has not been approved by the "continuing managing general partner" (as defined below);

          (2) the "continuing managing general partner" (as defined below) is removed.

          For purposes of this subparagraph, "continuing managing general partner" means (i) the managing general partner that was serving as managing general partner prior to the Change in Control, or (ii) any successor of the managing general partner that is recommended to succeed the managing general partner by the managing general partner in clause (i).

          For purposes of this subparagraph, "person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or an Affiliate or Associate of such person has any

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agreement, arrangement or understanding, directly or indirectly, for the purposes of acquiring, holding, voting or disposing of Partnership interests.

          For purposes of this subparagraph, a person shall be a beneficial owner of any Partnership interest (i) which such person or any of its Affiliates or Associates (as defined in Rule 12b-2 under the Securities Act of 1933, reading the term "registrant" to mean the Partnership, and except that "Associate" as used herein shall not include any relative or spouse of such person, or any relative of such spouse, who is also a director or officer of the managing general partner or its managing general partner, merely because of such directorship or officership) beneficially owns, directly or indirectly; (ii) with regard to which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Partnership interest.

     G.   Partnership Structure.  The grant of Awards under the
Plan shall in no way affect the Partnership's right to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer any part of its business or assets.

2.8  ELECTIVE AND TANDEM AWARDS

     The Committee may grant Awards independently of other compensation or in lieu of other compensation whether at the election of the potential grantee or otherwise. The number of depositary units subject to options, appreciation rights, restricted units or unit rights to be awarded in lieu of other compensation will be determined by the Committee in its sole discretion and need not be equal to the foregone compensation's Fair Market Value. In addition, Awards may be granted in tandem, so that a portion of the Award becomes payable or becomes free of restrictions only if and to the extent that the tandem Award is not exercised or is forfeited, subject to such terms and conditions as the Committee may specify.

2.9  WITHHOLDING

     The Committee may require or permit, in its discretion and upon such terms and conditions as it may deem appropriate (including the applicable safe-harbor provisions of Rule 16b-3) any or all grantees under the Plan to elect to have the Partnership withhold, from the depositary units otherwise issuable pursuant to such Award, one or more of such depositary units with an aggregate Fair Market Value equal to the Federal, state and local employment and income taxes ("Taxes") incurred in connection with the

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acquisition of such depositary units.  Grantees under the Plan may also be granted the right to deliver previously acquired depositary units held for the requisite period to avoid a charge to earnings in satisfaction of such Taxes. The withheld or delivered depositary units will be valued at Fair Market Value on the applicable determination date for such Taxes.

2.10 VALUATION

     For purposes of this Article Two, the "Fair Market Value" of a depositary unit will be determined as follows:

     A. Stock Exchange. If the depositary units are at the time listed or admitted to trading on any Stock Exchange, the "Fair Market Value" of the depositary unit will be its closing selling price, as quoted on the New York Stock Exchange Composite Tape, on the date in question. If there is no quotation available for such day, then the Fair Market Value shall be the closing selling price on the next preceding day for which such quotation exists.

     B. NASDAQ National Market System. If the depositary units are not at the time listed or admitted to trading on any Stock Exchange but are traded on the NASDAQ National Market System, the Fair Market Value shall be the closing selling price per depositary unit on the date in question, as such price is reported by the National Association of Securities Dealers through the NASDAQ National Market System or any successor system. If there is no closing selling price for the depositary units on the date in question, then the Fair Market Value shall be the closing selling price on the next preceding day for which such quotation exists.

     C. Neither Stock Exchange nor NASDAQ. If the depositary units are at the time neither listed nor admitted to trading on any Stock Exchange nor traded on the NASDAQ National Market System, then the Fair Market Value will be determined by the Committee after taking into account such factors as the Committee deems appropriate.

     D. Committee Discretion. If the Committee determines that the above methods of calculation do not accurately reflect the Fair Market Value of a depositary unit on a relevant day, it may determine the Fair Market Value on any relevant day in accordance with such method of valuation as it determines to be reasonable and appropriate.



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2.11 CANCELLATION AND NEW GRANT OF AWARDS

     The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected grantees, the cancellation of any or all outstanding Awards under this Article Two and to grant in substitution therefor new Awards under the Plan covering the same or different number and class of depositary units but (if the Award is an option) having a price per depositary unit not less than the Fair Market Value on the new grant date.


                            ARTICLE THREE

                   GRANTS TO INDEPENDENT DIRECTORS

3.1  AUTOMATIC OPTION GRANTS

     Independent Directors who are serving on the Board will automatically be granted a nonstatutory option ("Automatic Option") for the number of depositary units set forth below (subject to adjustment under Paragraph 1.3.C. of this Plan) on the dates and terms set forth below.

     A. Initial Grant. Each Independent Director serving on the Board on January 18, 1995, will, on that date, be granted an Automatic Option to purchase 1500 depositary units.

     B. New Independent Directors. Each person who becomes a newly appointed or elected Independent Director shall, on the date such person becomes an Independent Director (or, if later, the next trading day), automatically receive an Automatic Option to purchase 1500 depositary units.

     C. Annual Grants. On the third Wednesday of July of each fiscal year of the Partnership that occurs after the Plan effective date, each continuing Independent Director will automatically receive an Automatic Option to purchase 500 depositary units.

     D. Terms and Conditions. The terms and conditions applicable to each Automatic Option will be as follows:

          (1) Price. The option price per depositary unit will be equal to one hundred percent (100%) of the Fair Market Value of one depositary unit on the date of grant.

          (2) Term. Each Automatic Option will terminate and cease to be outstanding on the date ten (10) years from the date of grant ("Expiration Date"). Each Automatic Option will be immediately exercisable.



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          (3)  Payment.  Upon exercise of the option, the option
price for the purchased depositary units will become payable immediately in cash or in depositary units that the optionee has held for the requisite period to avoid a charge to earnings. Payment may also be made by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Partnership the amount of sale proceeds to pay the option price.

          (4) Cessation. In the event the optionee ceases to serve as an Independent Director for any reason other than death or retirement (as defined below), any outstanding Automatic Options may be exercised within a period of three (3) months after the date of such cessation. In no event, however, shall this Automatic Option be exercisable after the Expiration Date of the option.

               (i)  In the case of death either during the
Independent Director's period of service or within three (3) months following cessation of service as an Independent Director, any outstanding Automatic Options may be exercised within twelve
(12) months of the date of death by the designated beneficiary, or, if no beneficiary is designated, the estate or heirs of the optionee. In no event, however, shall this Automatic Option be exercisable after the Expiration Date of the option.

               (ii) In the case of "retirement" while this Automatic Option is outstanding, any outstanding Automatic Options may be exercised within thirty-six (36) months of the date of "retirement," but in no event shall this option be exercisable after the Expiration Date of the Automatic Option. For purposes of this Article Three, the Independent Director's date of "retirement" will be the first day the Independent Director ceases to serve as an Independent Director after serving as an Independent Director for at least five (5) years.

     E.   Structural Transactions.  Upon consummation of a
Structural Transaction, all outstanding Automatic Options granted under the Plan shall, to the extent not previously exercised or paid in full or assumed by the successor entity or an affiliate, terminate.

3.2  UNIT FEE PROGRAM

     A. Eligibility. Each Independent Director shall be eligible to elect to apply all or any portion of the annual retainer fee otherwise payable to such individual in cash to the acquisition of depositary units upon the terms and conditions of this Unit Fee Program.

     B. Election. The election to apply all or any portion of the Independent Director's annual retainer fee otherwise payable to the Independent Director in cash to the acquisition of depositary units under the Unit Fee Program must be made before the start of the calendar year for which the election is to be effective. The election must be made on the form provided by the Committee and must specify the percentage or dollar

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amount of his or her annual retainer fee to be applied to the acquisition of the depositary units. The election, once filed, shall be irrevocable. The first calendar year for which any such election may be filed shall be the 1996 calendar year. The Independent Director may file a standing election to be in effect for two (2) or more consecutive calendar years or to remain in effect indefinitely until revoked by written notice filed with the Committee at least six (6) months prior to the start of the first calendar year for which such standing election is no longer to remain in effect.

     C. Unit Fee Issuance. On the first trading day of each calendar quarter during the year for which the election is effective, one quarter (1/4) of the portion of the annual retainer fee subject to such election shall automatically be applied to the acquisition of depositary units by dividing the elected portion of the fee by the Fair Market Value per depositary unit on that day (and rounding down to the next whole depositary unit).

3.3  NO DISCRETION

     No person will have any discretion to select which Independent Directors will be granted depositary units or to determine the number of depositary units to be granted to Independent Directors under this Article Three; provided, however, that nothing in this Plan will be construed to prevent an Independent Director from declining to receive depositary units under this Plan.

3.4  VALUATION

     A. Stock Exchange. If the depositary units are at the time listed or admitted to trading on any Stock Exchange, the "Fair Market Value" of the depositary unit will be its closing selling price, as quoted on the New York Stock Exchange Composite Tape, on the date in question. If there is no quotation available for such day, then the Fair Market Value shall be the closing selling price on the next preceding day for which such quotation exists.

     B. NASDAQ National Market System. If the depositary units are not at the time listed or admitted to trading on any Stock Exchange but are traded on the NASDAQ National Market System, the Fair Market Value shall be the closing selling price per depositary unit on the date in question, as such price is reported by the National Association of Securities Dealers through the NASDAQ National Market System or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the next preceding day for which such quotation exists.

     C. Neither Stock Exchange nor NASDAQ. If the depositary units are at the time neither listed nor admitted to trading on any Stock Exchange nor traded on the NASDAQ National Market System, then the Fair Market Value will be determined by an independent third party.

                            ARTICLE FOUR

                            MISCELLANEOUS

4.1  AMENDMENT AND TERMINATION

     A. Amendment and Termination of the Plan. The managing general partner or its managing general partner may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that (1) such action shall not adversely affect a grantee's rights and obligations with respect to Awards at the time outstanding under the Plan and (2) the substantive provisions of Article Three may not be amended at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable Federal income tax laws and regulations.

     B. Modification of Awards. The Committee has full power and authority to modify or waive any or all of the terms, conditions or restrictions applicable to any outstanding Award under the Plan (other than an Award pursuant to Article Three), to the extent not inconsistent with the Plan; provided, however, that no such modification or waiver shall, without the consent of the grantee, adversely affect the grantee's rights thereunder.

4.2  EFFECTIVE DATE AND TERM

     A.   Effective Date.  This Plan will become effective on
January 18, 1995.

     B. Term of Plan. Unless the Plan is sooner terminated in accordance with Paragraph 2.7, or by the managing general partner or its managing general partner, the Plan will terminate upon the earlier of (i) January 17, 2005, or (ii) the date on which all depositary units available for issuance under the Plan have been issued or their availability cancelled by the exercise of Awards granted hereunder.

     C. Term of Awards. No Award shall have a term exceeding ten years from the date of grant.

4.3  TAX WITHHOLDING

     The Partnership's obligation to deliver depositary units or cash upon the exercise of Awards under the Plan is subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

4.4  TRANSFERABILITY

     During the lifetime of the grantee, Awards will be exercisable only by the grantee and will not be assignable or transferable by the grantee otherwise than by will or by the laws of descent and distribution following the grantee's death. However, an Award may permit the grantee to designate a beneficiary or beneficiaries, who may exercise the Award and/or receive compensation under the Award after the grantee's death.

4.5  USE OF PROCEEDS

     Any cash proceeds received by the Partnership from the sale of depositary units pursuant to Awards under the Plan will be used for general Partnership purposes.

4.6  REGULATORY APPROVALS

     The implementation of the Plan, any Awards under the Plan, and the issuance of depositary units pursuant to any Award is subject to the procurement by the Partnership of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, Awards made under the Plan, and depositary units issued pursuant to the Plan.

4.7  NO EMPLOYMENT/SERVICE RIGHTS

     Neither the establishment of this Plan, nor any action taken under the terms of this Plan, nor any provision of this Plan will be construed to grant any individual the right to remain in the employ or service of the Partnership (or any parent, subsidiary or affiliated entity) for any period of specific duration, and the Partnership (or any parent, subsidiary or affiliated entity retaining the services of such individual) may terminate such individual's employment or service at any time and for any reason, with or without cause. Nothing contained in this Plan or in any Award under this Plan will affect any contractual rights of an employee pursuant to a written employment agreement.

4.8  GOVERNING LAW

     To the extent not otherwise governed by federal law, the Plan and its implementation shall be governed by and construed in accordance with the laws of the State of California.